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PROMISSORY NOTE

(Chelmsford)

$300,000.00
January 15,1997

Boston, Massachusetts

     FOR VALUE RECEIVED, the undersigned LM
Chelmsford Assisted Living LLC, a Massachusetts limited liability company, having an address c/o
Leggett McCall Companies, 10 Post Office Square,
Boston, Massachusetts 02109 (hereinafter referred to as "Borrower"), promises to pay to the order of Emeritus Corporation, a Washington corporation
(hereinafter referred to as "Lender", Lender and any and all other holders of this Note being hereinafter collectively referred to as "Holder"), at its head office at 3131 Elliott Avenue, Seattle, Washington 98121 ("Head Office") or such other place as Holder hereof may designate in writing, the principal sum of THREE HUNDRED
THOUSAND AND NO/100 DOLLARS ($300,000.00), or so much thereof as may be advanced hereunder pursuant to the terms hereof, together with interest as provided herein, as follows:

I. PRINCIPAL.

     (a) The outstanding principal balance of the loans evidenced hereby (the "Loans"), together with all accrued but unpaid interest thereon and all other sums due under this Note, shall be due and payable in full on the earlier of (i) the Maturity Date (as defined below), or (ii) the date on which a Capital Event (as defined below) first occurs. For purposes of this Note, the Maturity
Date shall mean September l, 2017; provided that if (i) the term of the Lease (as defined below) is extended to a date later than September l, 2017,
(ii) no default or Event of Default is continuing hereunder at the time of such extension, and (iii) the Borrower pays to the Lender a fee in an amount equal to one percent (l%) of the then outstanding principal balance of the Loans hereunder, the Maturity Date shall mean the earlier of (a) the date on which the extended term of the Lease expires or is terminated, or (b) September 1, 2027. Notwithstanding the foregoing, the principal amount of the Loans shall be repaid only to the extent of (i) seventy-five percent (75%) of the Borrower's Share of Cash Available for Recapture
(as hereinafter defined) attributable to a Capital
Event, or (ii) if no Capital Event has occurred on or prior to the Maturity Date, seventy-five percent (75%) of the Borrower's Share of the Appraised Value (as hereinafter defined) of the Facility.

     (b) Borrower shall have no right to prepay this Note without the prior written consent of the Holder.

II. INTEREST.

     (a) From and after the date of the date
hereof, interest on the principal amount of the Loans shall accrue at a rate per annum equal to eight percent (8%) without compounding. Unless an Event of Default has occurred and is continuing
(in which event interest shall become immediately due and payable), such interest shall accrue but shall not be payable. Upon the occurrence of the Permanent Loan Closing Date (as hereinafter defined), such accrued and unpaid interest shall be capitalized by becoming part of the principal amount of the Loans.



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     (b) From and after the occurrence of the
Permanent Loan Closing Date, interest on the Loans shall accrue at a rate per annum equal to eight percent (8%) without compounding. Such interest shall be payable in arrears on the last day of each calendar quarter.

     (c) In addition to the foregoing, from and after the Permanent Loan Closing Date, the
Borrower shall pay to the Holder additional interest ("Additional Interest") in an amount equal to seventy-five percent (75%) of the Borrower's Share of Cash Available for Recapture.
Such interest shall be payable in arrears fifteen days following the end of each calendar quarter, provided, that if a Capital Event or Refinancing
Event occurs during such calendar quarter, such Additional Interest shall be payable fifteen days following such occurrence.

     (d) In addition to the foregoing, as another component of Additional Interest, if no Capital
Event shall have occurred on or before the Maturity Date, Lender and Borrower shall each select an independent appraiser who shall be a member of the American Institute of Real Estate
Appraisers of the National Association of Realtors, and who has received a certificate as an M.A.I., or its equivalent, and has more than 10 years of experience appraising comparable real estate in the area of the Facility. The selection of the second appraiser shall be made within ten
(10) days after either the Lender or Borrower notifies the other party of the selection of its appraiser. The first and second appraisers so selected shall select a third appraiser no later than ten (10) days after the selection of the second appraiser. If either the Lender or the Borrower shall fail to select an appraiser having the qualifications provided for herein within the time period specified herein, the appraiser selected in accordance herewith shall select the second appraiser within five (5) days after the date that the second duly qualified appraiser should have been, but has not been selected. No appraiser shall have any personal or financial interest as would disqualify such appraiser from exercising an independent and impartial judgment as to the value of the Facility. Within twenty
(20) days after the selection of the last appraiser, each appraiser shall independently determine and certify to the Lender and Borrower in writing the fair market value of the Facility.
Upon the completion of such appraisals, the Borrower shall make a final payment of Additional
Interest in an amount equal to seventy-five percent (75%) of (i) the value of the Facility established by such appraisals, less (ii) the principal amount of all "Senior Indebtedness" (as that term is defined below) and all accrued and unpaid interest thereon after repaying the outstanding principal amount of the Loans evidenced hereby and interest accrued thereon pursuant to Paragraph II(b) and after paying the Disposition Fee, as hereinafter defined (the difference of (i) less (ii) being referred to herein as the "Appraised Value").
As used herein, the phrase "Disposition Fee" shall mean a disposition fee to be paid to Leggett
McCall Retirement Properties LLC ("LMP") in an amount equal to the sum of (A) $100,000, plus (B) one-third (1/3) of the amount of interest capitalized on the Permanent Loan Closing Date pursuant to the last sentence of Paragraph II(a) below. Notwithstanding anything to the contrary set forth herein, (1) at no time shall the aggregate amount of Additional Interest that has been paid by the Borrower pursuant to Paragraph
II(c) this Paragraph II(d) exceed an amount equal to twenty percent (20%) (compounding annually) per annum on the outstanding principal amount of the Loans hereunder, less the aggregate amount of all interest paid pursuant to Paragraph II (b) above, and (2) at no time shall the sum of all amounts
(whether in respect of principal,



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interest, or otherwise) paid under this Note
exceed an aggregate amount equal to the sum of (A) seventy-five percent (75%) of the Borrower's Share of Cash Available for Recapture, plus (B) any amounts paid or payable hereunder, to the extent deducted in determining the Borrower's Share of Cash Available for Recapture.

     As used herein, the following terms shall have the following meanings:

     BORROWER'S SHARE. Initially, a percentage equal to l00%. At any time after the Borrower conveys the Facility to any other person (a
"Subsequent Transferee"), a percentage equal to the percentage of the overall economic interests in the Subsequent; Transferee which is held by the Borrower.

     CAPITAL EVENT. The occurrence, on or before the Maturity Date, of the sale of all or substantially all of the Facility.

     CASH AVAILABLE FOR RECAPTURE. For any period, an amount equal to the sum of (i) Excess Cash Flow for such period hereunder, plus (ii) all of the net proceeds from a Capital Event, after payment of reasonable brokerage fees and other reasonable closing costs, and payment of all Senior
Indebtedness, plus (iii) all of the net proceeds from Refinancing Event, after payment of such Senior Indebtedness and reasonable out-of pocket costs and fees incurred by the Borrower (or the Subsequent Transferee) in connection with such Refinancing Event.

     EXCESS CASH FLOW: For any period, the amount by which gross payments received under the Lease during such period exceed the sum of (i) operating and/or ownership expenses for the Facility incurred and paid by the Borrower (or the Subsequent Transferee) during such period; plus
(ii) payment of any scheduled amounts of principal, interest or fees due during such period with respect to Senior Indebtedness to the extent that the Loans are subordinate to such Senior
Indebtedness; plus (iii) amounts due during such period with respect to accrued interest through the end of any such period commencing on or after the Permanent Loan Closing Date at the rate set forth in Paragraph II(b).

     FACILITY. The real estate described on
Exhibit B hereto together with the assisted living facility to be constructed thereon.

     PERMANENT LOAN. The loan to be made pursuant to the Permanent Loan Commitment as defined in that certain Agreement to form Limited Liability
Company dated as of November 19, 1996, by and between the Borrower and MSPCF Assisted Living,
Inc. ("MSPCF").

     PERMANENT LOAN CLOSING DATE. The earlier of
(i) the date on which l00% of the proceeds of the Permanent Loan are advanced to the Borrower or the Subsequent Transferee, as the case may be, or (ii) the date which is six (6) months after the initial disbursement of proceeds in connection with the Permanent Loan.

     REFINANCING EVENT. The occurrence, on or before the Maturity :Date, of any refinancing, or other replacement, of the Senior Indebtedness.



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     SENIOR INDEBTEDNESS. Any indebtedness of
Borrower which is secured by a lien upon the Facility, the collective total amount of which shall not exceed $7,100,000.

     Notwithstanding any provisions in this Note, or in any instrument securing this Note, the total liability for payments legally regarded as interest shall not exceed the maximum limits imposed by the laws of the State of Washington in effect on the date hereof, and any payment of same in excess of the amount allowed thereby shall, as of the date of such payment, automatically be deemed to have been applied to the payment of the principal indebtedness evidenced hereby, or, if same has been fully repaid, shall be deemed to be held by Holder as additional security for all remaining indebtedness of Borrower to Holder and shall be repaid to Borrower upon demand after all of such indebtedness has been fully paid. Any notation or record of Holder with respect to such required application which is inconsistent with the provisions of this paragraph shall be disregarded for all purposes and shall not be binding upon either Borrower or Holder.

     This Note is secured by, inter alia, certain
Collateral Assignments of Membership Interests of even date herewith, executed and delivered by each member of the Borrower to the Lender
(collectively, the "Collateral Assignment") (all such interests assigned pursuant to the Collateral
Assignments being hereinafter collectively referred to as the "Collateral"). This Note and the Collateral Assignments are hereinafter collectively referred to as the "Loan Documents".

     All sums payable under this Note shall be paid in immediately available funds in lawful money of the United States of America which shall be legal tender for public and private purposes at the time of such payment.

     All payments under this Note shall be made to Holder without notice, demand, set-off (except for the abatement of payments due expressly set forth herein with respect to Lender's failure to make payments under the Lease) or counterclaim and free and clear of and without deduction on account of taxes, levies, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof unless Borrower is required by law to make such deductions. If any such obligation is imposed upon Borrower with respect to any amount payable by it hereunder, it will pay to Holder, on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable
Holder to receive the same net amount which it would have received on such due date had no such obligation been imposed upon Borrower.

III. EVENTS OF DEFAULT.

If any of the following events ("Events of Default") shall occur:

     (a) the Borrower shall fail to pay when due and payable any principal, interest, Additional
Interest or any other monetary amount with respect to the obligations hereunder when the same becomes due, and such failure shall continue for five (5) business days thereafter;




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     (b) the Borrower shall fail to perform any
other nonmonetary term, covenant or agreement contained in the Loan Documents within ten (10) business days following Borrower's receipt of notice of such failure;

     (c) any of the Loan Documents shall cease to be in full force and effect,

     (d) the Borrower (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

     (e) there shall remain undischarged for more than sixty (60) days following the expiration of any applicable appeals period any final judgment or execution action against the Borrower, with respect to which the Borrower has failed to provide a surety bond, that, together with other outstanding claims and execution actions against the Borrower exceeds $100,000.00 in the aggregate;

THEN, or at any time thereafter:

     (1) In the case of any Event of Default under clause III (d) above, the Lender shall have no obligation to advance further funds hereunder, and the entire unpaid principal amount of this Note, all interest accrued and unpaid thereon, and all other amounts payable hereunder and under the other Loan Documents (including, without limitation, the payment of Additional Interest pursuant to an appraisal of the Facility) shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; and

     (2) In the case of any Event of Default other than an Event of Default under clause III (d) above, the Lender may, by written notice to the Borrower that has caused or is otherwise the subject of such Event of Default, terminate any further obligation to provide funds hereunder and/or declare the unpaid principal amount of this Note, all interest accrued and unpaid thereon, and all other amounts payable hereunder and under the other Loan Documents (including, without limitation, the payment of Additional Interest pursuant to an appraisal of the Facility) to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.






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     Anything contained in this Note or the Loan
Documents notwithstanding, the Lender hereby agrees that none of the members of the Borrower shall be personally liable for the repayment of any of the obligations hereunder or under any other Loan Documents, including any deficiency judgment obtained by the Lender after foreclosure on its Collateral.

     In the event of any default in the payment of this Note, and if the same is referred to an attorney at law for collection or suit is brought hereon, Borrower shall pay Holder, in either case, all expenses and costs of collection, including, but not limited to, reasonable attorney's fees.
Time is of the essence of this Note.

     Borrower and Lender acknowledge and agree that the late payment of amounts due under this Note shall result in Lender incurring administrative costs and expenses that wil1 be difficult, if not impossible, to calculate.
Therefore, as a reasonable estimation of such costs and expenses that Lender will incur upon such late payment, Borrower agrees to pay Lender a late payment fee in an amount equal to five percent (5%) of the late-paid amount, provided, that in the event of any payments due to the Lender in connection with a Capital Event or a Refinancing Event, such late payment fee shall not be applicable so long as the Borrower makes such payments to the Lender not later than fifteen (15) days after the occurrence of such Capital Event or Refinancing Event. Such late payment fee shall become due and payable when Borrower's failure to pay the amount owed constitutes an Event of Default.

     From time to time, without affecting the obligation of Borrower or any sureties, guarantors, endorsers, accommodation parties or other persons liable or to become liable on this Note to pay the outstanding principal balance of this Note and observe the covenants of Borrower contained herein, without giving notice to or obtaining the consent of Borrower or any such sureties, guarantors, endorsers, accommodation parties or other persons, and without liability on the part of Holder, Holder may, at the option of Holder, extend the time for payment of said outstanding principal balance, interest or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance or join in any extension or subordination agreement, and agree in writing with Borrower to modify the rate of interest or period of amortization of this Note or change the amount of the monthly installments payable hereunder. No one or more of such actions shall constitute a novation.

     Presentment, notice of dishonor, protest and notice of protest are hereby waived by Borrower and all sureties, guarantors, endorsers and accommodation parties hereof and all other persons liable or to become liable on this Note. Borrower further waives any and all homestead and exemption rights under the laws and constitutions of the United States of America, the State of Washington and any other state. This Note shall be the joint and several obligation of Borrower and all sureties, guarantors, endorsers, accommodation parties and all other persons liable or to become liable on this Note, and shall be binding upon them and their successors and assigns.

     This Note shall be governed and construed in accordance with the laws of the State of Washington.


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     The obligations evidenced hereby are
expressly subordinate and junior in right and payment to the Senior Liabilities under and as defined in (and to the extent provided for in) that certain Subordination and Standstill
Agreement of even date herewith by and between MSCPF and the Lender.

     Borrower hereby irrevocably and
unconditionally (a) submits to personal
jurisdiction in the State of Washington over any suit, action or proceeding arising out of or relating to this Note, and (b) waives any and all personal rights under the laws of any state (i) to the right, if any, to trial by jury, or (ii) to object to jurisdiction within the State of Washington or venue in any particular forum within the State of Washington. Borrower agrees that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding may be made by certified or registered mail, return receipt requested, directed to Borrower at the address set forth above, and service so made shall be complete five (5) days after the same shall be so mailed. Nothing contained herein, however, shall prevent Holder from bringing any suit, action or proceeding or exercising any rights against any security and against Borrower, and against any property of Borrower, in any other state. Initiating such suit, action or proceeding or taking such action in any state shall in no event constitute a waiver of the agreement contained herein that the laws of the State of Washington shall govern the rights and obligations of Borrower and Holder hereunder or the submission herein made by Borrower to personal jurisdiction within the State of Washington.

     This Note may not be amended, modified, or changed, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

     Whenever used herein, the words "Borrower" and "Holder" shall be deemed to include their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the date first above written.

                                               LM
CHELMSFORD ASSISTED

LIVING LLC, by its general partner

                                               By:
Leggett McCall Retirement

Properties LLC

                                               By:
/s/ John P. Sawyer, Jr.

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